Exhibit 10.21

Exercise Agreement

This Exercise Agreement (this “Exercise Agreement”) is made and entered into effective as of November 1, 2015, by and between Principal Solar, Inc., a Delaware corporation (the “Company”), and Steuben Investment Company II, L.P., a Delaware limited partnership (the “Holder”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in that certain Warrant, issued June 14, 2013, from Company to Holder (the “Warrant”).

1.

Warrant. The Holder was granted the right to purchase 2,181,818 duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (the “Warrant Shares”) at a purchase price per share of $1.00 (subject to adjustment, the “Exercise Price”) on terms more fully set forth in the Warrant.

2.

Exercise of Warrant. The Holder hereby elects to exercise the Warrant and purchase all 2,181,818 Warrant Shares net of any Warrant Shares withheld in satisfaction of the Exercise Price pursuant to Section 3. The total Exercise Price for all of the Warrant Shares is $2,181,818.

3.

Payment of the Exercise Price; Delivery of Documents. As authorized by the Warrant, payment in full of the total Exercise Price for the Warrant Shares is hereby made by withholding a number of Warrant Shares with an aggregate Fair Market Value as of the date hereof equal to the Aggregate Exercise Price. The Fair Market Value per Warrant Share as of the date hereof is $1.50. As a result of the exercise of the Warrant and the withholding of Warrant Shares in satisfaction of the payment of the Exercise Price, the Holder is hereby issued 727,273 Warrant Shares.

4.

Authorization. In addition to any representations and warranties contained in the Warrant, the Company hereby represents and warrants to the Holder that it has taken all corporate action and obtained any necessary approvals necessary to authorize and effect the transactions contemplated by this Exercise Agreement, including the determination of the Fair Market Value.

5.

Counterparts. This Exercise Agreement may be executed in counterparts and delivered by facsimile or other electronic transmission, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Exercise Agreement as of the date first set forth above.

Principal Solar, Inc.

By:	/s/ David N. Pilotte
Name:	David N. Pilotte
Title:	Chief Financial Officer

Steuben Investment Company II, L.P.

By:	RLH Management, Inc.

By:	/s/ Elizabeth A. Lund
Name:	Elizabeth A. Lund
Title:	Vice President

By:	Steuben Co-GP, Inc.

By:	/s/ Elizabeth A. Lund
Name:	Elizabeth A. Lund
Title:	Senior Vice President